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                                                                  Exhibit 99.391


FROM:            Avila, Joseph
SENT:            Wednesday, November 03, 1999 4:21 PM
TO:              Vane, Jim; McManus, Terry; Fortney, Elizabeth; Lenfestey,
                 Russell; Srivastava, Ravi
SUBJECT:         RE: What John Perry is looking

I have a meeting at DWP at 10:30, but should be back in time. If I am late, by all means start without me. I will make my way over there as fast as I can.

Regards,

Joe

     -----Original Message-----
     FROM:        Vane, Jim
     SENT:        Wednesday, November 03, 1999 10:44 AM
     TO:          Avila, Joseph; McManus, Terry; Fortney, Elizabeth; Lenfestey,
                  Russell; Srivastava, Ravi
     SUBJECT:     RE: What John Perry is looking

     I have to leave at 3:00 Thursday to go to a doctor appointment. How about 1:00 at the LAEPO. We can proceed without Ravi if he is tied up at Cedars.
     He and I have discussed this and agreed on the strategy....

     ..jim

     -----Original Message-----
     FROM:        Avila, Joseph
     SENT:        Tuesday, November 02, 1999 8:52 PM
     TO:          Vane, Jim; McManus, Terry; Fortney, Elizabeth; Lenfestey,
                  Russell; Srivastava, Ravi
     SUBJECT:     RE: What John Perry is looking

     Nicely summarized Jim. I recommend we offer each piece of the proposal as a separate option, pricing each piece individually to enable them to pick and choose based on need and budget. What John needs now are quick, tangible results. He seems to be very much in sync with us on how to view Kelly and company, but is willing to give them their due provided PSC is allowed to move forward. By slicing up the project into multiple pieces, we might help John fend Kelly off by putting the oneness on him to justify the cost of the logical model and information registry. I would like to add the following comments to Jim's (see below).

     Also, here are some key parties in the CSBU organization mentioned during the meeting today;

     - Orvil Edwards, Release manager of CDW project, Revenue release # 5
     - Nancy Bowling, reports to Russ Garwalki and owner of revenue data
     - Russ Garwalki, CDW client reports to Holly Golinski
     - Holly Gollinski, reports to Pam Bass

     Jim/Ravi, might I suggest that we get together Thursday afternoon around 3:00 in Alhambra and hack out something which we can refine before cob Friday. Otherwise, I would be happy to take a first whack at something between now and then. What do you think?

     Regards,
     Joe

         -----Original Message-----
         FROM:    Vane, Jim
         SENT:    Tuesday, November 02, 1999 6:46 PM

         TO: McManus, Terry; Avila, Joseph; Fortney, Elizabeth; Lenfestey, Russell; Srivastava, Ravi
         SUBJECT: What John Perry is looking

         This is a brain dump for discission purposes.... Joe, Ravi, please comment as necessary....

         What John Perry is looking for is a proposal from PSC to help them achieve their Jan 15 deadline for completing the requirements for Billed Revenue Reporting. He also wants proposals for performing various follow on activities with the ability to pick and choose which pieces he wants contract out.

         He has a short fuse so he wants an initial proposal discussion ASAP with time lines and estimated dollars to be followed by a formal proposal(s).. Here are my recommendations for the major components of the discussion proposal:

         REQUIREMENTS GATHERING:

          - We would propose several JAD sessions to achieve this in a timely. The sessions would have to be scheduled ASAP because of the holidays. They will want some of their folks to participate but we would run the JADs and write the requirements. If possible, Liz would facilitate the JADS. Rusty could provide the technical analysis, and a business requirement person would also be added to the team. We would include a time line for this activity.

          - REQUIREMENTS/ANALYSIS - Scheduled to begin immediately. The CDW schedule John showed us had an estimated November start date and a January 17, 2000 completion date. I think the choice of Liz and Rusty to actually conduct the JAD session(s) are very good, however, we need to be sensitive to the time of year in which we are dealing. One large session followed by individual sessions based on availability might be a better way to go than multiple, all day group sessions. My guess is that post code freeze, things should be less hectic around SCE but we will have a very narrow window in which to work before vacations start becoming a problem. We need a price for this piece of work inclusive of the coordination team (You, Ravi and me) and JAD team.

         ANALYSIS:

          - We would propose that we perform a GAP analyze the requirements and the existing data model.

          - We would propose that we identify modify to the data model design to fill in any identified gaps.

          - We would propose that we perform data source identification to support the data model.

         DESIGN:

          - We would propose that we design the architecture for extraction and loading data for the warehouse.

    - DESIGN - Scheduled to begin 3/8/00. Unlike the approach they have apparently adopted, our design must be much more focused. John emphasized today that he needs to "bring something to market quickly." I got the impression that trying to serve two masters (i.e.. Kelly Vs client) has been a less than satisfying experience. Price for this option would be just for delivery of "adjusted revenue" data from either the CSS tables, CRRIS tables or CDB depending on the results of the requirements analysis. I gather that if this phase of the project fails, the CDW project is done.

    - INFORMATION REGISTRY - Designed and priced separately from the core effort to deliver revenue information to the CDW. Might want to factor costs of consulting with SCE personnel who might be assigned to do this particularly if we are called upon to conduct multiple sessions with Kelly Williams et al.

    - LOGICAL/ENTERPRISE MODEL - Designed and priced separately from the core effort to deliver revenue information to the CDW. Might want to factor costs of consulting with SCE personnel who might be assigned to do this particularly if we are called upon to
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               conduct multiple sessions with Kelly Williams et al.

          - CONSTRUCTION - Scheduled to begin 7/13/00. This should be priced separately and may ultimately be done by the current SCE staff. Would we consider providing management services only?

          - IMPLEMENTATION - Scheduled to be completed by 8/24/00. Again, low probability that this would be awarded given John's budget constraints. However, we should price this piece of work in case John gets new funding based on the much improved condition of the project once we get on board.

          - DOCUMENTATION/OVERHEAD - Documentation should be priced separately. Again, we might want to factor in costing for consulting with SCE personnel who might ultimately be charged with performing this task.

                    OPTIONAL PROPOSALS:

                    - Provide SPI required documentation for all activity associates with the above activities.

                    - Participate / support SPI required walk through tasks for all activity associates with the above.

                    Participate in the Logical Modeling exercise required by Kelly Williams.

                    - Participate or perform the information repository exercise required by Kelly Williams

                    - Establish the ETI development environment required to build this phase of the project using ETI.

          FYI.....

          He said he has a development organization and didn't seem real interested in a development proposal at this time. (They didn't actually use ETI to build any existing interfaces because it took IT too long to get it in place...surprise, surprise!!) He is not happy with Kelly Williams and the pressure for a 3 form normalized model. Essentially, after a lot of failures and a lot of money they have come around to our (PSC's) way of think on this and will build a logical model that meets the needs of application first and worry about the `enterprise' model for Kelly Williams later. They also now see the light on using a Star Schema for the warehouse versus a normalized relational model... They are currently fighting that battle with Geoff Antil and Kelly so we don't have to get in the middle of that again. We will just include the cost of the LM exercise in our proposal as an option and they can decide if they want us to do it or not.

          JIM VANE

          Associate
          PEROTSYSTEMS Corporation
          LA Office:  (626) 537-3033
          Cell Phone: (818) 219-3813
          PSC email:  jim.vane@ps.net
          SCE Phone:  (626)  302-8216
          SCE E-Mail: VANEJJ@sce.com